                                                                    EXHIBIT 99.5

[PRIMA ENERGY CORPORATION LETTERHEAD]



August 14, 2001
Denver, Colorado

                              FOR IMMEDIATE RELEASE

                        PRIMA ENERGY CORPORATION REPORTS
            SECOND QUARTER RESULTS AND PROVIDES UPDATE ON ACTIVITIES

Prima Energy Corporation ("Prima"), a Denver based independent oil and gas company, today announced its results for the quarter and six months ended June 30, 2001, and provided an update of its operating activities and commodity hedging transactions.

RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2001

For the quarter ended June 30, 2001, Prima reported net income of $5,671,000 compared to $4,811,000 of net income reported for the second quarter of 2000. Earnings per diluted share were $0.43 for the quarter ended June 30, 2001 compared to $0.36 for the prior year's quarter. Revenues totaled $14,188,000 for the 2001 quarter compared to $12,081,000 for the 2000 quarter. For the second quarter of 2001, Prima reported cash flows from operating activities before changes in operating assets and liabilities of $10,581,000, compared to $8,131,000 for the second quarter of 2000.

The increases in revenues, earnings and cash flows were primarily attributable to higher natural gas prices. The Company's average natural gas prices were $3.97 and $3.19 per Mcf for the quarters ended June 30, 2001 and 2000, respectively, representing an increase of 24%. Average oil prices were $27.55 and $27.50 for the same periods, an increase of less than 1%. The Company's net natural gas production was 2,220,000 Mcf and 2,244,000 Mcf for the second quarters of 2001 and 2000, respectively, while net oil production was 112,000 barrels in both periods. During the second quarter of 2001, the Denver Basin in northeastern Colorado accounted for 78% of the Company's production, other conventional production was 15% and Powder River Basin Coalbed Methane ("CBM") was 7% of the Company's production. Prima's average daily net production for the second quarter of 2001 was 31,785 Mcfe, which represented a 3% increase over the rate of 30,721 Mcfe per day reported for the preceding quarter.

For the six months ended June 30, 2001, Prima reported net income of $14,347,000, or $1.08 per diluted share, on revenues of $32,658,000, compared to net income of $8,995,000, or $0.68 per diluted share, on revenues of $22,758,000 for the six months ended June 30, 2000. The current year includes $611,000 of net income ($0.05 per diluted share) recognized during the first quarter from the cumulative effect of adoption of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." Cash flows from operating activities before changes in operating assets and liabilities totaled $24,284,000 for the first six months of 2001, compared to $15,177,000 for the first six months of 2000.

The Company's average natural gas prices were $5.10 and $2.91 per Mcf for the six months ended June 30, 2001 and 2000, respectively, an increase of 75%. Average oil prices were $28.03 and $27.40 per barrel for the same periods, an increase of 2%. The Company's net natural gas production was 4,319,000 Mcf and 4,410,000 Mcf for the first six months of 2001 and 2000, respectively. Net oil production was 223,000 barrels compared to 224,000 barrels for the same six-month periods. During the first six months of 2001, the Denver Basin accounted for 79% of the Company's production, other conventional was 16% and CBM was 5%. Prima's net daily production for the first six months of 2001 increased to 31,254 Mcfe, 3% above the 30,272 Mcfe reported for the preceding six-month period.

For the second quarter of 2001, the Company hedged approximately 27% of its natural gas production and 18% of its oil production. Hedging gains of $828,000 increased realized prices by $0.37 per Mcf and $0.12 per barrel. During the first six months of 2001, the Company hedged approximately 32% of its natural gas production and 9% of its oil production. Hedging gains of $1,250,000 increased realized prices by $0.29 per Mcf and $0.06 per barrel for the six-month period. The Company did not hedge any of its production during the six months ended June 30, 2000.

After intercompany eliminations, oilfield services revenue less costs of oilfield services totaled $627,000 for the quarter ended June 30, 2001 compared to $187,000 for the quarter ended June 30, 2000. Comparable amounts were $1,269,000 and $566,000 for the six months ended June 30, 2001 and 2000, respectively. The depletion rate for the second quarter and first six months of 2001 was $0.64 per Mcfe, which was 25% higher than for the same periods in 2000, but comparable to the fourth quarter of 2000. Lease operating expenses were $0.23 per Mcfe for the 2001 quarter compared to $0.21 per Mcfe in the 2000 quarter. Lease operating expenses were $0.26 per Mcfe for the 2001 six-month period compared to $0.22 per Mcfe in the 2000 six-month period. Production taxes represented approximately 8% of oil and gas sales for both six-month periods. General and administrative expenses increased $117,000 for the quarter ended June 30, 2001 and $666,000 for the six months ended June 30, 2001, as compared to the prior year's periods, due to the Company's expanding activities and related personnel costs. The Company's provision for income taxes was 32% in the current six-month period compared to 28% in the prior year's six-month period. The deferred portion was 89% in 2001 compared to 70% in 2000. The higher tax rate in 2001 is due to the increase in pre-tax income without a proportionate increase in statutory depletion deductions and tax credits, which give rise to permanent differences.

During the six months ended June 30, 2001, the Company invested $21,111,000 in oil and gas properties, compared to $12,632,000 for the 2000 six-month period. The Company expended $19,731,000 during the 2001 period for drilling, completing, equipping and refracturing wells and installing gathering and compression facilities, $1,313,000 for undeveloped acreage and $67,000 for developed properties. These expenditures compare to $11,632,000 for well costs, $860,000 for undeveloped acreage and $140,000 for developed properties in the 2000 period. The Company also expended $1,252,000 for other property and equipment and $2,955,000 for the purchase of 113,289 shares of treasury stock during the first six months of 2001. The Company maintains a debt-free balance sheet and reported $25,581,000 of net working capital at June 30, 2001, which approximated such amounts as of December 31, 2000 and which included $22,195,000 of cash and marketable securities at the end of June 2001.

COMMODITY HEDGING

The Company realized hedging and trading gains of $1,453,000 during July and August of 2001, which will be reflected in the Company's results for the third quarter of 2001. As of August 2, 2001, open hedging and trading positions for production through October 2002 showed net unrealized gains of $1,624,000, as follows:

                            Monthly                           Contract
                             Volume                           Price per   Unrealized
Type of Derivative          (MMBtu)     Term                    MMBtu       Gains
-----------------------     -------     ------------------    ---------   ----------
Natural gas basis swaps     240,000     Sept-November 2001     $0.4325    $  207,000
Natural gas basis swaps     (60,000)    September 2001          1.0775        13,000
Natural gas futures         600,000     Sept-November 2001      3.6383       798,000
Natural gas futures         400,000     Dec 2001-Feb 2002       3.8697       226,000
Natural gas futures         350,000     March 2002              3.7220        51,000
Natural gas futures         300,000     April-May 2002          3.5365        80,000
Natural gas futures         200,000     June-October 2002       3.7492       249,000
                                                                          ----------
                                                                          $1,624,000
                                                                          ==========


OPERATING ACTIVITIES

Denver Basin

During the first six months of 2001, the Company participated in the drilling of 15 gross (14.8 net) wells and the refracturing or recompleting of 47 gross (44.0 net) wells in the Denver Basin. All of these operations have been successfully completed and the wells placed on or restored to production. Current plans are to drill an additional five to ten wells and to refrac or recomplete approximately 25 wells in this area during the remainder of 2001. During July 2001, three wells were refractured and one was recompleted.

Powder River Basin Coal Bed Methane ("CBM")

Prima drilled 65 gross (63.5 net) CBM wells during the first half of 2001 and five gross and net wells in the current quarter to-date. Since initiating its CBM activities in 1998, Prima has drilled a total of 240 gross (237.6 net) wells in the play, and the Company plans to drill approximately 80 additional CBM wells during the balance of 2001, subject to completing certain surface use agreements and obtaining winter access to various drill-sites. This activity would increase Prima's total CBM wells drilled to approximately 320 at year-end. The Company remains on schedule to have approximately 140 CBM wells tied-in to sales lines and in various stages of production and de-watering by the end of August 2001, and to have a total of 200 wells tied-in by year end. Prima owns leaseholds covering 150,000 gross, 140,000 net, acres in the Powder River Basin CBM play, most of which are still undeveloped. Approximately 80% of this acreage represents federal leases that are currently subject to stringent limitations on drilling, pending completion of an ongoing environmental impact study ("EIS") for CBM drilling in the Powder River Basin, which is currently expected to be finalized in the summer of 2002.

The Company has organized its CBM acreage into 28 defined project areas. The following summary describes activities to-date for those project areas where significant operations have been conducted or where near-term activities are planned. Of the 240 CBM wells drilled by Prima to-date, 225 are located within the project areas described. The other 15 wells were drilled in various parts of the CBM play to obtain data useful for evaluation and planning, and are expected to be incorporated in future development activities. The five project areas described below on which the Company has conducted drilling operations account for approximately one-quarter of Prima's total acreage in the Powder River Basin CBM play.

Stones Throw - The Company's 9,900-acre Stones Throw project area was the first selected for development, due primarily to its proximity to an existing CBM field and related infrastructure. Prima has now drilled 122 wells at Stones Throw, of which 50 have been completed in the Canyon coal, 52 have been completed in the Cook coal, and 20 have been completed in the Wall coal. Ninety-nine of these wells have been hooked up to the Company's gathering system and are now de-watering or producing. Prima has installed four screw compressors, and two reciprocating compressors at Stones Throw, establishing capacity to produce up to 10 million cubic feet of gas per day. Gross production from this field has recently been averaging approximately 6,500 Mcf of gas per day. The Company has obtained permits to drill 100 additional wells at Stones Throw, including 90 special drainage permits recently issued by the Bureau of Land Management ("BLM") for federal lands. Current plans call for drilling approximately 40 wells in the Stones Throw area during the balance of 2001.

Kingsbury - The Company has drilled 27 wells in the 8,900-acre Kingsbury project area, all of which are either producing or de-watering after having been tied into third-party gathering and compression facilities. Gross production has recently been averaging approximately 600 Mcf of gas per day. All wells drilled at Kingsbury to-date have been completed in the Lower Anderson coal, but several developable coals are present in this project area. The Company plans to submit permit applications for 117 additional well locations in this area over the next several months, including 50 on private lands and 67 on federal lands. The permits for locations on federal lands may be subject to delays due to the on-going EIS. Current plans call for the drilling of approximately 20 wells in the Kingsbury project area during the second half of the year.

North Shell Draw - Prima has drilled 36 wells targeting the Lower Anderson coal in this 7,400-acre project area. Other developable coals are also present. Access to this area for drilling and pipeline construction is limited during winter months, and no additional drilling is planned for this area in 2001. The Company plans to install, or arrange for a third party to install, a gathering system and compression at North Shell Draw by mid-2002. Seven wells are currently being prepared for production testing, to obtain data that will be utilized to configure the facilities and structure gas gathering arrangements for this area.

Porcupine-Tuit - The Company has drilled 23 Wyodak-coal wells in this 4,900-acre project area and current plans call for drilling four additional wells before year-end. The timing of drilling wells at Porcupine-Tuit has been largely dictated by lease obligations. Gathering and compression facilities still need to be installed in order to produce these wells, and Prima plans to install, or arrange for a third party to install, such facilities by mid-2002. Drilling in the area will likely resume at that time.

Hensley - Prima has drilled and completed 17 wells in the 4,800-acre Hensley area, including eight that targeted the Lower Canyon coal, seven that were drilled to the Wall coal, and two that were drilled to the Upper Canyon coal. The Company anticipates entering into a gathering agreement with a third party for this project area by the end of the current quarter. The existing wells could be placed on line before the end of the year if an air-quality permit can be obtained to operate a gas-fired compressor. The Company also plans to apply for approximately 100 additional drilling permits on federal lands within the Hensley project area over the next several months. Issuance of such permits may be delayed due to the pending EIS.

Echeta and Wild Turkey Federal Units - The Company expects to begin drilling on the 3,800-acre Echeta federal unit within the next 60 days. Initial plans call for drilling between nine and 15 wells this year, targeting two different coals. Due to conditions imposed by the BLM relating to winter access, the Company does not expect to begin drilling on the 6,000-acre Wild Turkey federal unit until the second quarter of 2002. Previously, drilling was expected to commence at Wild Turkey in late 2001.

As noted above, all CBM wells hooked-up by Prima to-date are at Stones Throw or Kingsbury. The following table shows year-to-date well status and production for Prima's CBM operations through July 2001. Production volumes for the latest month shown are estimates. The term "hooked-up" means the well is completed and connected to a gas sales line and water handling facilities as of the end of the month. The number of producing wells shown represents all wells that produced any gas for at least one day during the month. The columns labeled "top quartile production" show the gross production of the top-producing quarter of the producing well count. The increasing trend of production rate per well reflects the early stage in the production profile of a typical CBM well. Individual well production rates during the reported period varied from less than one Mcf per day to over 250 Mcf per day. Top quartile production rates provide an indication of the variability in production rates within the total group of producing wells.


                                                        Gross Production (Mcf)
                                            -----------------------------------------------
                                              All Producing Wells      Top Quartile Wells
                  Total Wells  Total Wells  ----------------------   ----------------------
                   Hooked-up    Producing    Total    Avg/Well/Day    Total    Avg/Well/Day
                  -----------  -----------  -------   ------------   -------   ------------
January 2001.....      49          40        30,600        25         25,500        82
February 2001....      64          38        37,200        35         21,700        78
March 2001.......      72          55        58,900        35         36,100        83
April 2001.......      86          69        78,600        38         51,300        95
May 2001.........     103          73        89,700        40         61,100       104
June 2001........     123          81       109,500        45         63,600       101
July 2001........     124         110       181,600        53        118,500       136

Other

As previously announced, Prima controls approximately 77,000 gross, 73,000 net, undeveloped acres in east-central Utah, on the Wasatch Plateau. The Company's Coyote Flats prospect is located 15 to 25 miles northwest of Price, Utah. Significant hydrocarbon production exists in the area, which is characterized by considerable structural complexity. Immediately south of Coyote Flats, at Clear Creek Field, in excess of 136 Bcf of natural gas has been produced from a Ferron sandstone structural trap. To the east of the prospect area, development is underway on the Blackhawk coalbeds at Castlegate Field. To the southeast, Drunkards Wash Field has produced 210 Bcf of natural gas from the Ferron coalbeds. Prima's objective at Coyote Flats is to test the hydrocarbon potential of sandstone and coalbed reservoirs in the Blackhawk, Emory, Ferron and Dakota members of the middle to lower Cretaceous section. The Company has designed a drilling program to take multiple cores and drill stem tests, and data related to gas content, reservoir quality, and reservoir pressures will be gathered and evaluated. These data will be utilized to determine the future potential of the Coyote Flats prospect. The Company intends to drill the initial test well on the prospect during the second half of 2001 and anticipates either drilling an additional well or re-entering an existing well within the prospect area later this year. The timing is dependent on surface-owner approvals, rig availability and government permits. The Coyote Flats prospect is a higher-risk exploration project with no assurance that commercial production will ever be established.

As earlier reported, Prima owns approximately 15,700 gross, 5,400 net, undeveloped acres in its Hells Half Acre prospect located in Natrona County, Wyoming. This prospect is a seismically-defined structure located approximately 10 miles southeast of the Cave Gulch Field, five miles east of the Cooper Reservoir Field, and five miles southeast of Waltman Field. The Company plans to participate in the #11-9 Miller Ranch well to be drilled on the prospect during the second half of 2001. The 12,700-foot test is designed to test the Lance-Mesaverde section, which produces at the Cave Gulch and Cooper Reservoir Fields. The Company expects to have a small working interest in the initial test well on this higher-risk project, but will have more significant exposure on surrounding lands.

This fall, Prima plans to participate in the #11-13 Echeta Road federal well, a 9,750 foot Muddy-sandstone exploratory test, located in Campbell County, Wyoming. The Company will have a 25% working interest in the initial test well. This well is located two miles southeast of Prima's Cedar Draw Field that produces from the Muddy sandstones at approximately 9,500 feet. Cedar Draw has produced 3.8 Bcf of natural gas and 94,000 barrels of oil since it was discovered in November 1997.

Prima owns approximately 72,000 gross, 28,000 net, undeveloped acres on its Merna prospect located in Sublette County, Wyoming. The Company has entered into an agreement with a third party to support that party's effort to re-enter and complete one well and drill a second well on offsetting acreage. In exchange for information obtained from these operations, Prima has agreed to allow the third party to participate in the drilling of a test well on Prima's acreage within the next six months. Operations are currently being conducted on the initial well re-entry to test the over-pressured Lance interval.

CONFERENCE CALL

Prima will hold a conference call on Tuesday, August 14, 2001, at 9:00 a.m. MDT. Interested parties may access the conference call at 1-800-289-0493 (Access code # 452458). Replays will be available by 12:00 p.m. MDT by calling 1-888-203-1112 and using the same access code number (452458). Replays will be available until midnight on August 20, 2001.


This press release contains "forward-looking statements" which are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements relating to liquidity, financing of operations, continued volatility of oil and natural gas prices, future drilling plans and other such matters. The words "anticipate," "expect," "plan," or "intend" and similar expressions identify forward-looking statements. Such statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prima does not undertake to update, revise or correct any of the forward-looking information. Factors that could cause actual results to differ materially from the Company's expectations expressed in the forward-looking statements include, but are not limited to, the following: industry conditions; volatility of oil and natural gas prices; hedging activities; operational risks (such as blowouts, fires and loss of production); insurance coverage limitations; potential liabilities, delays and associated costs imposed by government regulation (including environmental regulation); the need to develop and replace its oil and natural gas reserves; the substantial capital expenditures required to fund its operations; risks related to exploration and developmental drilling; and uncertainties about oil and natural gas reserve estimates. For a more complete explanation of these various factors, see "Cautionary Statement for the Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, beginning on page 19.



NASDAQ Symbol:  PENG

Contacts:  Richard H. Lewis, President
           Neil L. Stenbuck, Executive Vice President - Finance

Telephone Number:  (303) 297-2100
Website:  www.primaenergy.com

Financial data follows. In addition, a copy of the Company's Form 10-Q for the quarter ended June 30, 2001 and Form 10-K for the year ended December 31, 2000 are, or will be, available on the Company's Website at www.primaenergy.com.

                            PRIMA ENERGY CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                   Three Months Ended               Six Months Ended
                                                        June 30,                        June 30,
                                               ---------------------------     ---------------------------
                                                  2001            2000            2001            2000
                                               -----------     -----------     -----------     -----------
REVENUES
Oil and gas sales ........................     $11,909,000     $10,235,000     $28,266,000     $18,962,000
Oilfield services ........................       2,006,000       1,525,000       3,782,000       3,184,000
Interest, dividends and other ............         273,000         321,000         610,000         612,000
                                               -----------     -----------     -----------     -----------
                                                14,188,000      12,081,000      32,658,000      22,758,000
                                               -----------     -----------     -----------     -----------
EXPENSES
Depreciation, depletion  and amortization:
   Depletion of oil and gas properties ...       1,852,000       1,492,000       3,620,000       2,943,000
   Depreciation of other property ........         296,000         285,000         578,000         551,000
Lease operating expense ..................         651,000         619,000       1,450,000       1,255,000
Ad valorem and production taxes ..........         869,000         753,000       2,293,000       1,484,000
Cost of oilfield services ................       1,379,000       1,338,000       2,513,000       2,618,000
General and administrative ...............         920,000         803,000       2,008,000       1,342,000
                                               -----------     -----------     -----------     -----------
                                                 5,967,000       5,290,000      12,462,000      10,193,000
                                               -----------     -----------     -----------     -----------
Income Before Income Taxes and
  Cumulative Effect of Change in
  Accounting Principle ...................       8,221,000       6,791,000      20,196,000      12,565,000
Provision for Income Taxes ...............       2,550,000       1,980,000       6,460,000       3,570,000
                                               -----------     -----------     -----------     -----------
Net Income Before Cumulative Effect of
  Change in Accounting Principle .........       5,671,000       4,811,000      13,736,000       8,995,000
Change in Accounting Principle ...........            --              --           611,000            --
                                               -----------     -----------     -----------     -----------
NET INCOME ...............................     $ 5,671,000     $ 4,811,000     $14,347,000     $ 8,895,000
                                               ===========     ===========     ===========     ===========

Basic Net Income per Share Before
  Change in Accounting Principle .........     $      0.45     $      0.38     $      1.08     $      0.71
Change in Accounting Principle ...........            --              --              0.05            --
                                               -----------     -----------     -----------     -----------
BASIC NET INCOME PER SHARE ...............     $      0.45     $      0.38     $      1.13     $      0.71
                                               ===========     ===========     ===========     ===========

Diluted Net Income per Share Before
  Change in Accounting Principle .........     $      0.43     $      0.36     $      1.03     $      0.68
Change in Accounting Principle ...........            --              --              0.05            --
                                               -----------     -----------     -----------     -----------
DILUTED NET INCOME PER SHARE .............     $      0.43     $      0.36     $      1.08     $      0.68
                                               ===========     ===========     ===========     ===========

Weighted Average Common Shares
  Outstanding ............................      12,732,542      12,715,685      12,744,977      12,730,002
                                               ===========     ===========     ===========     ===========

Weighted Average Common Shares
  Outstanding Assuming Dilution ..........      13,275,321      13,304,367      13,287,674      13,271,578
                                               ===========     ===========     ===========     ===========

PRODUCTION
     Natural gas (Mcfs) ..................       2,220,000       2,244,000       4,319,000       4,410,000
     Oil (Barrels) .......................         112,000         112,000         223,000         224,000

AVERAGE PRICES
     Natural gas (per Mcf) ...............     $      3.97     $      3.19     $      5.10     $      2.91
     Oil (per barrel) ....................     $     27.55     $     27.50     $     28.03     $     27.40

                            PRIMA ENERGY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                           June 30,       December 31,
                                                             2001             2000
                                                         ------------     ------------
                                                          (Unaudited)
ASSETS
     Current assets ................................     $ 35,708,000     $ 34,046,000
     Oil and gas properties - net ..................       82,207,000       65,717,000
     Property and equipment - net ..................        5,428,000        4,880,000
     Other assets ..................................        1,257,000          257,000
                                                         ------------     ------------
          Total Assets .............................     $124,600,000     $104,900,000
                                                         ============     ============


LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities ...........................     $ 10,127,000     $  8,368,000
     Non-current ad valorem and production taxes ...        2,056,000        3,213,000
     Deferred income taxes .........................       19,034,000       13,021,000
     Stockholders' equity ..........................       93,383,000       80,298,000
                                                         ------------     ------------
          Total Liabilities and Stockholders' Equity     $124,600,000     $104,900,000
                                                         ============     ============


                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                      Six Months Ended
                                                                          June 30,
                                                               ------------------------------
                                                                   2001              2000
                                                               ------------      ------------
OPERATING ACTIVITIES
     Net income ..........................................     $ 14,347,000      $  8,995,000
     Depreciation, depletion and amortization ............        4,198,000         3,494,000
     Deferred income taxes ...............................        6,012,000         2,515,000
     Unrealized derivative activity ......................         (375,000)             --
     Other ...............................................          102,000           173,000
     Net changes in operating assets and liabilities .....         (130,000)       (2,632,000)
                                                               ------------      ------------
       Net cash provided by operating activities .........       24,154,000        12,545,000
                                                               ------------      ------------

INVESTING ACTIVITIES
     Additions to oil and gas properties .................      (21,111,000)      (12,632,000)
     Purchases of other property .........................       (1,252,000)       (1,314,000)
     Purchases of available for sale securities ..........          (61,000)         (186,000)
     Proceeds from sales of oil and gas and other property          253,000           144,000
                                                               ------------      ------------
       Net cash used in investing activities .............      (22,171,000)      (13,988,000)
                                                               ------------      ------------

NET FINANCING ACTIVITIES .................................       (2,596,000)       (1,579,000)
                                                               ------------      ------------

DECREASE IN CASH AND CASH EQUIVALENTS ....................         (613,000)       (3,022,000)
CASH AND CASH EQUIVALENTS, beginning of period ...........       20,382,000        18,883,000
                                                               ------------      ------------

CASH AND CASH EQUIVALENTS, end of period .................     $ 19,769,000      $ 15,861,000
                                                               ============      ============